EXHIBIT 99.1

Frequently Asked Questions about the Menaflex Collagen Scaffold Implant

What is the Menaflex™ device?

The Menaflex™ device is a resorbable collagen scaffold that is inserted after a surgeon performs arthroscopic partial meniscectomy surgery to remove damaged meniscus tissue from the knee. The Menaflex device facilitates the growth of the patient’s own tissue following surgery—addressing the long-term goal of filling the space left by the partial meniscectomy procedure and reinforcing and repairing the damaged medial meniscus.

Who may benefit from a procedure involving the Menaflex?

Active people with acute and chronic meniscus injuries may choose to have the Menaflex inserted following partial meniscectomy surgery. An estimated 1.3 million partial meniscectomies are performed worldwide each year to remove damaged meniscus tissue.

While partial meniscectomy successfully treats the short-term symptoms associated with meniscal tears, the resulting tissue loss is linked to long-term degenerative knee joint changes. In turn, these degenerative changes are linked to osteoarthritis, reduced activity and health risks associated with lower activity levels. The Menaflex device, which is inserted following partial meniscectomy surgery, facilitates the growth of new tissue. Use of the device addresses the long-term goal of reinforcing and repairing the damaged meniscus.

How common is the partial meniscectomy procedure compared with  the meniscus repair procedure?

Partial meniscectomy is by far the most common form of meniscus surgery because only a small proportion (approximately 15-20 percent) of meniscal tears can be repaired through suturing, a procedure known as meniscus repair. An interesting fact is that the devices that FDA clears for repairing meniscal tears are all cleared through the same 510(k) process that ReGen followed for the Menaflex device.

How would you characterize patients’ experience with the Menaflex device?

The Menaflex device has been implanted in more than 2,500 patients in Europe and 162 patients in the United States. Surgeons have documented successful results involving Menaflex procedures through a number of scientific presentations and publications, and demand for the device is on the rise.  Patients report positive experiences with the device, which has an excellent safety record.

The Menaflex originally was approved for use in Europe in 2000, and now is used in 10 countries (Austria, Belgium, Germany, Italy, Poland, Spain, South Africa, Switzerland, Turkey and the United Kingdom).  More than 400 surgeons have been trained to use the device outside the United States.

In the United States, the Menaflex was the subject of a multicenter clinical trial conducted at 16 centers involving 25 surgeons. The device was cleared by the FDA for sale in the United States in December 2008. U.S. surgeon training is underway, and ReGen plans to begin immediate U.S. commercial distribution of the Menaflex.

What is the safety record of the Menaflex device?

The Menaflex has a strong, well-documented safety record. Members of the FDA Panel who recommended the Menaflex noted throughout their review that the risks associated with use of the device appeared to be low. The device has been used safely and effectively in more than 2,500 patients in Europe.

From the multicenter clinical trial, the “explant” rate—i.e. the percentage of patients who had to have the device removed—was 4 percent, which is lower than most FDA-cleared surgical meshes. The rate of serious adverse events related to the device was 6.2 percent, also low in comparison with surgical meshes currently in use. The rate of serious adverse events among the patients who received the device was comparable to rates for patients who received a partial meniscectomy (the current standard of care for meniscus damage) without the device. Examples of serious adverse events include pain, swelling, stiffness, fever, infection, instability, and reduced mobility.

How effective is the Menaflex device?

ReGen presented clinical data from 162 patients who received the device; a year after each surgery, the clinical investigators conducted a second surgery on 141 of those patients to assess the condition of the device, tissue development and the joint. On average, there was 70 percent more tissue present at these “relooks” than after the original partial meniscectomy. It is known from scientific literature that meniscus tissue does not regenerate on its own after partial meniscectomy.

Biopsies taken from 135 patients showed that the new tissue was meniscus-like. Patients who received the Menaflex device experienced a statistically significant improvement in levels of pain, function, self-assessment and activity over their pre-surgical levels.

What steps did ReGen take to ensure the integrity of its clinical study?

The clinical trial data submitted to the FDA to obtain 510(k) clearance of the Menaflex device are of the highest quality, and were fully vetted through an independent third-party auditor prior to submission to the FDA. Few if any other sponsors seeking clearance for surgical meshes have submitted clinical data backed by a third-party audit.

During the Menaflex clinical study, ReGen conducted an internal audit and identified a number of administrative and procedural issues. These issues did not affect the validity of the data. Nonetheless, ReGen voluntarily notified the FDA.

ReGen corrected all identified issues. The company issued new administrative procedures for its clinical study, and contracted with a third party to conduct training at its investigational sites. ReGen retained an independent auditor, which concluded that there were no data integrity issues, and certified the data that became the basis for ReGen’s premarket clearance submission to the FDA.

Was there a conflict of interest in conduct of the clinical trial that compromised ReGen’s data?

No. The Vail Valley Medical Center IRB, which oversees clinical studies at the Vail Valley Medical Center and is not affiliated with ReGen Biologics, received an FDA warning letter. One of the issues identified in the letter was the role played by a member of the IRB (which stands for Institutional Review Board) who had been a member of the Vail Valley IRB before the Menaflex clinical trials began. While this member’s primary business affiliation was with Steadman Hawkins Clinic and the Steadman Hawkins Research Foundation, he also served as the senior VP of Scientific Affairs for ReGen. However, this member’s continued presence on the review board did not create any irregularity in the IRB’s consideration of ReGen’s study because he did not participate in votes related to the ReGen study and only provided information to the IRB, as permitted by FDA’s IRB regulations.

The IRB responded to the FDA, addressed the observations included in the agency’s letter, and implemented practices and procedures that satisfied the agency. Data from the ReGen study was not implicated in the warning letter or the response, and ultimately, all data were independently audited, and then authorized for use by the FDA.

Did the FDA’s warning letter to ReGen criticize the clinical trial data?

No. In fact, after an internal audit, ReGen identified administrative issues from its clinical trial and voluntarily disclosed them to the FDA. The FDA responded by inspecting ReGen and two of the 16 investigational sites conducting the clinical trial. ReGen received a warning letter and the two sites selected by FDA did not.

The warning letter identified that ReGen did not train on new procedures developed to deal with previously identified administrative issues. ReGen responded to the FDA’s concern and hired a third party firm to provide training; the FDA determined that this response constituted adequate correction.

Additionally, ReGen retained an independent third party to audit 100 percent of the clinical data. The audit showed that there were no data integrity issues, and the auditors certified the data. The FDA reviewed the audit results and the Center for Devices’ Integrity Officer authorized the use of the data in ReGen’s 510(k) submission.

Why did ReGen go through the FDA’s 510(k) process to obtain U.S. clearance for its device?

The FDA itself opened the door for ReGen to seek premarket clearance through the 510(k) process. A medical device may be cleared through the 510(k) process if it has the same intended use as a previously cleared device (a so-called “predicate device”) and is found to be at least as safe and effective as the predicate. Prior to its review of the Menaflex device, the FDA already had cleared hundreds of resorbable surgical meshes for use throughout the body through the 510(k) process. Anatomical location has never been a determining factor in finding a device to be substantially equivalent.

The Menaflex device is a surgical mesh—and the Director of the Office of Device Evaluation agreed that the device was eligible to be submitted for consideration as a surgical mesh under the 510(k) process. The Menaflex had the same intended use as its predicates—i.e. to reinforce or repair soft tissue. Further, the data show it to be at least as safe and effective as its predicates and that was the conclusion of the independent Advisory Panel convened by the FDA.

Is 510(k) premarket clearance the same thing as a “fast track” process?

No, absolutely not. The term “fast track” cannot be applied to the 510(k) process.  The FDA maintains a “fast track” process for drug approvals, but not for medical devices. The 510(k) process is a statutorily proscribed process by which certain medical devices may be submitted for premarket clearance if they have the same intended use as medical devices already cleared by the agency.

In ReGen’s case, the 510(k) process was anything but a “fast track.” While 510(k) review is mandated by law to take place within approximately 90-days, ReGen was in the process of seeking clearance for three years.  Furthermore, ReGen spent more than a decade collecting the extensive clinical data that supported our 510(k) submission to the FDA.

How much data has been used to support the clearance of the Menaflex device compared to that provided in submissions for other cleared surgical meshes?

More than 400 surgical meshes have been cleared through the 510(k) program and most have been cleared with little or no clinical data. ReGen provided more clinical data, with longer follow-up to ensure the safety and effectiveness of the Menaflex, than has been provided for any other surgical mesh.

ReGen provided data on 162 patients with almost five years of follow-up to support a 510(k) for a new indication in the meniscus. In contrast, a surgical mesh with a new indication to seal air leaks in the lungs was supported by clinical data from 26 patients through discharge. A 510(k) submission for use of a mesh in the shoulder rotator cuff was cleared with data from five patients with three months follow-up and two surgeon letters of support. And use of a mesh in the vertebral body of the spine was cleared with no clinical data.

Why did ReGen hire a lobbyist to assist with its 510(k) submission process?

ReGen hired a lobbyist after the FDA rejected the company’s second 510 (k) submission, applying an illegal review standard as grounds for its determination. This action took place long after the FDA had agreed that the company was eligible to submit for clearance through the 510(k) process. However, the Agency continued to reject the company’s attempts to obtain clearance multiple times, issuing a moving target of objections. The company had no practical option but to turn to its Congressional representatives to ensure a fair and appropriate review process at the FDA.

The company had become the victim of commonly reported and well-documented internal dissension at the FDA between review staff and management. By law, the FDA is required to review 510(k) submissions within 90 days. Prior to retaining a lobbyist, ReGen had already worked for more than two years to try to obtain a fair review of its device.

What role did you ask your elected officials to play in the 510(k) process?

In reaching out to elected officials, ReGen’s goal was to obtain fair process, which included appropriate review, applying the same legal standard that was applied to other meshes, and a timely decision. At no time did ReGen ask, nor did any Congressional representative suggest, that Congressional pressure be applied to obtain a substantive determination from the FDA concerning whether to recommend clearance of ReGen’s device.  The company was always confident that its data, if reviewed fairly and objectively, would result in the clearance of the device.  This was confirmed by the positive decision of the independent Orthopaedic Advisory Panel.

What was the effect of involving the elected officials?

The elected officials helped to obtain meetings with the FDA Commissioner and the Assistant Commissioner of Integrity and Accountability. This coordination ultimately produced a decision that Dr. Schultz, the Director of the Center for Devices and Radiological Health (CDRH) would lead the review of a third 510(k) submission. Dr. Schultz called for clinical and scientific input from the Orthopaedic and Rehabilitation Devices Advisory Panel to aid his review of the Menaflex device.

The panel meeting lasted approximately eight hours, and at its conclusion the panel members indicated they believed the device was as safe and effective as predicate surgical meshes for the indicated use in patients with both chronic and acute meniscus injuries. A transcript of the Advisory Panel can be found at: http://www.fda.gov/ohrms/dockets/ac/cdrh08.html#orthopaedic.

Was the company partially responsible for the extended 510(k) process because of changes made to the device indications?

No. At every juncture throughout the FDA process, the company was fully responsive to feedback from the agency. ReGen made requested changes and provided additional documentation in a good faith effort to move the regulatory process forward, NOT to slow it down.

Did ReGen try to influence who sat on the FDA Advisory Panel that evaluated the company’s device, and were there other irregularities involved with the process?

At no time did ReGen request that any specific individual be appointed to the Orthopaedic and Rehabilitation Devices Advisory Panel, which was held on November, 14, 2008. Nor did ReGen have a preview of, or veto over, the selected experts placed on the Advisory Panel formed by the FDA. After being alerted to the FDA’s intention to hold a panel meeting, ReGen did express concerns about the possible composition of the panel.

The company requested, as many companies do, that the FDA ensure that the members of the panel would be qualified to fairly evaluate the device. To achieve this, it would be important to include orthopaedic sports medicine surgeons who perform the broad range of meniscus procedures.  Ultimately the panel included 6 orthopaedic surgeons with the following specialties; Dr. Mabrey, the panel chair, specializes in total joint replacement, there were two sports medicine specialists, a critical care specialist, a trauma specialist and a foot and ankle specialist.

Isn’t it unusual for the FDA to convene a panel for a 510(k) process?

Yes. To our knowledge, no other panels have been convened for orthopaedic devices or surgical meshes under 510(k) review in the last 10 years. The reason the FDA convened the Advisory Panel approximately three years after receipt of ReGen’s original 510( k) submission was that the leadership within the agency ultimately concluded that they needed advice from independent outside experts to aid in the review of ReGen’s device.

The panel review was thorough and during the panel meeting, panel members were offered repeated opportunities to ask any and all questions, state concerns and offer commentary. Additionally, they individually were polled on six separate questions the FDA had identified concerning ReGen’s device. And ultimately the FDA made the decision to clear the device based on the recommendation of their expert panel.

Dr. Mabrey, the panel chair, summed up the panel’s findings, stating, “the Panel generally believes that the device does foster in-growth similar to its predicate devices, that there does not appear to be a lack of inflammation, it seems to meet its indications, and the risks associated with the use of the device seem to be minimal.”

Read a summary of the Advisory Panel’s findings here  http://www.fda.gov/cdrh/meetings/111408-summary.html